As filed with the Securities and Exchange Commission on February 22, 2008

Registration No. 333-07951
Registration No. 333-114994
Registration No. 333-118806
Registration No. 333-133467
Registration No. 333-137826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-07951

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-114994

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-118806

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-133467

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-137826

Under The Securities Act of 1933

ALABAMA NATIONAL BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-1114426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1927 First Avenue North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip code)

Alabama National BanCorporation

1994 Stock Option Plan

Alabama National BanCorporation

Amended And Restated Performance Share Plan

For Certain Directors Of Citizens’ And People’s Bank, N.A.

Alabama National BanCorporation

Performance Share And Deferral Plan For

Non-Employee Directors Of Affiliate Banks

Florida Choice Bank Officers’ And

Employees’ Stock Option Plan

The Peachtree Bank

1998 Stock Option Plan

(Full Titles of Plans)

John H. Holcomb, III

Chairman and Chief Executive Officer

1927 First Avenue North

Birmingham, AL 35203

(205) 583-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher B. Harmon, Esq.

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400

Birmingham, Alabama 35203

(205) 254-1000

DEREGISTRATION OF UNSOLD SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”), filed by Alabama National BanCorporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, registering shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”):

File No. 333-07951, filed on July 11, 1996, registering 200,899 shares.

File No. 333-114994, filed on April 29, 2004, registering 10,000 shares.

File No. 333-118806, filed on September 3, 2004, registering 25,000 shares.

File No. 333-133467, filed on April 21, 2006, registering 2,400 shares.

File No. 333-137826, filed on October 5, 2006, registering 63,345 shares.

Promptly following the filing of these post-effective amendments, it is expected that the Company will merge with and into RBC Centura Banks, Inc., with RBC Centura Banks, Inc. as the surviving corporation. The offerings pursuant to the Registration Statements have been terminated as a result of such merger or otherwise. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the respective offerings, the Company is filing these Post-Effective Amendments No. 1 and hereby removes from registration all shares of Common Stock that remain unsold under the Registration Statements. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 22nd day of February, 2008.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
John H. Holcomb, III
Its Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments No. 1 to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John H. Holcomb, III John H. Holcomb, III	Chairman, Chief Executive Officer and Director (principal executive officer)	February 22, 2008

/s/ Dan M. David Dan M. David	Vice Chairman and Director	February 22, 2008

/s/ Richard Murray, IV Richard Murray, IV	President, Chief Operating Officer and Director	February 22, 2008

/s/ William E. Matthews, V William E. Matthews, V	Executive Vice President and Chief Financial Officer	February 22, 2008

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President and Controller	February 22, 2008

/s/ W. Ray Barnes W. Ray Barnes	Director	February 22, 2008

/s/ Bobby A. Bradley Bobby A. Bradley	Director	February 22, 2008

/s/ Griffin A. Greene Griffin A. Greene	Director	February 22, 2008

/s/ John D. Johns John D. Johns	Director	February 22, 2008

/s/ John J. McMahon, Jr. John J. McMahon, Jr.	Director	February 22, 2008

/s/ C. Phillip McWane C. Phillip McWane	Director	February 22, 2008

/s/ William D. Montgomery William D. Montgomery	Director	February 22, 2008

/s/ Drayton Nabers, Jr. Drayton Nabers, Jr.	Director	February 22, 2008

/s/ G. Ruffner Page, Jr. G. Ruffner Page, Jr.	Director	February 22, 2008

/s/ John M. Plunk John M. Plunk	Director	February 22, 2008

/s/ William B. Sexton William B. Sexton	Director	February 22, 2008

/s/ W. Stancil Starnes W. Stancil Starnes	Director	February 22, 2008

/s/ W. Edgar Welden W. Edgar Welden	Director	February 22, 2008